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                                                                EXHIBIT 10.2


                                  ADDENDUM TO
                             THE KONTRABECKI GROUP
                                INDUSTRIAL LEASE

This Addendum V is executed by and between KONTRABECKI ASSOCIATES I, a California limited partnership as Landlord, and INTEVAC CORPORATION, a California Corporation, as Tenant with respect to those certain Premises commonly known as 3550, 3560, 3570 and 3580 Bassett Street, Santa Clara, CA. This addendum is an integral part of the printed lease to which it is attached; provided, the provisions of this Addendum VI supersede the provisions of the printed lease and the addendum thereto to the extent inconsistent therewith.

1. Premises - Effective April 1, 1997, the term "Premises" as defined in paragraph 1.3 of the Lease shall be modified to include the area outlined on the site plan attached hereto as Exhibit "A5" containing seventy-three thousand and ninety-three (73,093) square feet. Effective April 1, 1997, the Premises Gross Leasable Area shall be equal to one hundred sixty-seven thousand and sixty-three (167,063) square feet (49,080 square feet plus 44,890 square feet plus 73,093).

2. Term - The term as set forth in paragraph 2.2 of the Lease shall be modified as follows:

                                        Additional      Commencement/
Address                 Premises        Term            Expiration Date
-------                 --------        ----------      ---------------

3570-3580 Bassett St.   44,890 s.f.     33 months       7/1/99-3/31/02
3560 Bassett St.        73,093 s.f.     60 months       4/1/97-3/31/02
3550 Bassett St.        49,080 s.f.     33 months       7/1/99-3/31/02

3. Rent - The term "Base Rent" as defined in paragraph 3.1 of the Lease shall be modified as follows:

                Rent - 3560 Bassett Street:

                Year            Rent/Mo/NNN             Per Square Foot
                ----            -----------             ---------------

                 1              $80,402.30              $1.10
                 2              $82,595.09              $1.13
                 3              $84,787.88              $1.16
                 4              $87,711.60              $1.20
                 5              $89,904.39              $1.23

Upon expiration of the original lease terms for 3550, 3570, and 3580 Bassett Street (June 30, 1999), the new rent, per square foot, will correspond to the schedule set forth above, so that the rent per square foot is the same each month for all properties.

4. Operating Expenses - Effective April 1, 1997, Tenant's Share of Direct Operating Expenses as set forth in and estimated pursuant to Paragraph 6.4 of the Lease shall increase from one thousand two hundred and no/100's dollars ($1,200.00) to two thousand two hundred and no/100's dollars ($2,200.00).

5. Sublease Rights - Tenant will have the right to sublease the new premises in accordance with paragraph 15, 15.1 and 15.2 of the original lease. It is understood that Tenant will have the right to sublease the 3560 Bassett Street premises solely for the purpose of controlling Tenant's expansion space needs without Landlord's permission, and without triggering Landlord's termination rights, providing that any rent received by Tenant that is in excess of Tenant's rent obligations per square foot hereunder shall be paid to Landlord by Tenant, after Tenant recovers any costs incurred in subleasing.

6. Option - At the expiration of the term of the Lease on March 31, 2002, Tenant may extend the term of this Lease for the Premises known as 3550, 3560, 3570, and 3580 Bassett Street for an additional period of sixty (60) months commencing immediately following the Expiration Date (the "Extended Term"). Tenant shall exercise this option, if at all, by giving Landlord notice of Tenant's intention to do so at least one hundred eighty (180) days prior to the Expiration Date. In no event shall any purported exercise of such an option by Tenant be effective if (i) an Event of Default (as defined in Paragraph 16.1) exists at the time of such exercise or at the time the Extended Term would otherwise have commenced, or (ii) more than three (3) Events of Default have occurred during the Lease term prior to the date the Extended Term would otherwise have commenced. Unless expressly mentioned and approved in the written consent of Landlord referred to in Paragraph 15 of this Lease, the option rights of Tenant under this paragraph are granted for Tenant's personal benefit and may not be assigned or transferred by Tenant. Such Extended Term shall be upon all of the terms and conditions hereof, except that the monthly rental and methods of rental adjustment for the Extended Term shall be determined as set forth below.

As the commencement of the Extended Term, the monthly Base Rent and the method of rental adjustment (including the timing of the adjustments and the basis for calculating the adjustments) for the Extended Term shall be subject to negotiations between Landlord and Tenant, with an effort to determine a fair market rental for the Premises, as improved, and a method of rental adjustment consistent with rental adjustment practices for comparable lease space in the vicinity of the Premises. In the event the parties fail to agree upon the amount of the monthly Base Rent and the methods of rental adjustment for the Extended Term prior to the commencement thereof, the monthly Base Rent and the method of rental adjustment for the Extended Term shall be determined by appraisal in the manner hereafter set forth; provided, however, that in no event shall the monthly Base Rent for the Extended Term be less than the monthly Base Rent payable hereunder for the last full month of the Lease term immediately preceding commencement of the Extended Term.

In the event it becomes necessary under this subparagraph to determine the fair market monthly Base Rent and the method of rental adjustment of the Premises by appraisal, Landlord and Tenant each shall appoint a real estate appraiser who shall be a member of the American Institute of Real Estate Appraisers ("AIREA") and such appraisers
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shall each determine the fair market monthly Base Rent for the Premises, and the methods of rental adjustments taking into account the value of the premises and the amenities provided by the Outside Areas, the Building, and prevailing comparable rentals and rental adjustment practices in the area. Such appraisers shall, within twenty (20) business days after their appointment, complete their appraisals and submit their appraisal reports to Landlord and Tenant. If the fair market monthly Base Rent of the Premises established in the two (2) appraisals varies by more than five percent (5%) or less of the higher rental, the average of the two shall be controlling. If said fair market monthly Base Rent varies by more than five percent (5%) of the higher rental, said appraisers, within ten (10) days after submission of the last appraisal, shall appoint a third appraiser who shall be a member of the AIREA and who shall also be experienced in the appraisal of rental values and adjustment practices for commercial properties in the vicinity of the Premises. Such third appraiser shall, within twenty (20) business days after his appointment, determine by appraisal the fair market monthly Base Rent of the Premises, taking into account the same factors referred to above, and submit his appraisal report to Landlord and Tenant. The fair market monthly Base Rent determined by the third appraiser for the Premises shall be controlling, unless it is less than set forth in the lower appraisal previously obtained, in which case the value set forth in said lower appraisal shall be controlling, or unless it is greater than that set forth in the higher appraisal previously obtained, in which case the rental set forth in said higher appraisal shall be controlling. The method of adjusting rental periodically, including the manner and timing of such adjustments, shall be as determined by the initial two appraisers, if they agree on a single method; otherwise, it shall be determined by the third appraiser. If either Landlord or Tenant fails to appoint an appraiser, or if an appraiser appointed by either of them fails, after his appointment, to submit his appraisal within the required period in accordance with the forgoing, the appraisal submitted by the appraiser properly appointed and timely submitting his appraisal shall be controlling. If the two appraisers appointed by Landlord and Tenant are unable to agree upon a third appraiser within the required period in accordance with the forgoing, application shall be made within twenty (20) days thereafter by either Landlord or Tenant to the AIREA, which shall appoint a member of said institute willing to serve as appraiser. The cost of all appraisals under this subparagraph shall be borne equally by Landlord and Tenant.

7. Parking - Effective April 1, 1997, parking for the Premises, as set forth in Paragraph 2.1 of the Lease, shall increase from three hundred fifteen (315) spaces to five hundred sixty seven (567) spaces. One hundred seventy one (171) spaces are allocated to the Building known as 3550 Bassett Street, Santa Clara, California, two hundred fifty two (252) spaces are allocated to the Building known as 3560 Bassett Street, Santa Clara, California, and one hundred forty four (144) spaces are allocated to the Building known as 3570-3580 Bassett Street, Santa Clara, California.

8. Except as provided herein, all other terms and conditions of the Lease shall be as previously set forth and are hereby ratified, affirmed, and in full force and effect.

LANDLORD

KONTRABECKI ASSOCIATES I



By: /s/ J. T. KONTRABECKI
   -----------------------------
   Its: General Partner                 Date:  March 18, 1997
                                             -------------------


TENANT

INTEVAC CORPORATION



By:   [SIG]
   -----------------------------
   Its: Chief Financial Officer                 Date:  March 19, 1997